Entrada Therapeutics Reports Second Quarter 2025 Financial Results

-- First patient dosed in ELEVATE-44-201 with data from first patient cohort anticipated in H1 2026 --

-- Initiated ELEVATE-45-201 and on track to dose the first patient in Q3 2025 --

-- Multiple clinical trial sites in U.K. and EU activated for ELEVATE-44-201 and ELEVATE-45-201 --

-- Leadership team expanded with the additions of Navid Khan, PhD, as Senior Vice President of Medical Affairs and Kiran Patki, MD, MSc, FFPM, as Senior Vice President of Clinical Development --

-- Cash runway expected into Q2 2027 with $354 million in cash, cash equivalents and marketable securities as of June 30, 2025 --

BOSTON, August 6, 2025 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA) today reported financial results for the second quarter ended June 30, 2025 and highlighted recent business updates.

“Now, more than ever, patients living with Duchenne muscular dystrophy need safer and efficacious therapeutic options. We are pleased that we achieved a key clinical milestone with the dosing of the first patient in our ELEVATE-44-201 clinical study and expect to report data from the first patient cohort during the first half of 2026. ELEVATE-45-201 sites have also been activated, and we remain on track to dose the first patient in the third quarter of this year, making it the most advanced clinical study of a conjugated exon skipping therapy for individuals amenable to exon 45 skipping. These two programs provide the potential for multiple clinical data readouts across our growing Duchenne franchise in 2026,” said Dipal Doshi, Chief Executive Officer at Entrada Therapeutics.

Mr. Doshi continued, “This important progress, coupled with the upcoming regulatory submissions to initiate ELEVATE-50 later this year and ELEVATE-51 in 2026, continue to drive clinical momentum for large Duchenne patient populations with profound unmet need. In parallel, we are strategically strengthening our organization with key hires to support our expanding pipeline while remaining committed to financial discipline.”

Second Quarter and Recent Corporate Highlights

Clinical-Stage Development Pipeline: Since January 2025, Entrada has advanced multiple clinical programs in people living with Duchenne muscular dystrophy (DMD) in the U.K., EU and U.S. These programs include:

•ELEVATE-44-201: First patient dosed in the global Phase 1/2 multiple ascending dose (MAD) clinical study of ENTR-601-44 in ambulatory patients living with DMD who are amenable to exon 44 skipping. Multiple clinical trial sites in the U.K. and EU are activated and screening patients. The Company expects to report data from Cohort 1 (6 mg/kg patient dose) in the first half of 2026, with data from Cohort 2 and Cohort 3 (up to 18 mg/kg) to follow.

•ELEVATE-44-102: Planned Phase 1b MAD clinical study of ENTR-601-44 in ambulatory and non-ambulatory adults living with DMD. The study will run in the U.S. and is on track to initiate in the first half of 2026.
•ELEVATE-45-201: Initiated a global Phase 1/2 MAD clinical study of ENTR-601-45 in ambulatory patients living with DMD who are amenable to exon 45 skipping. The study received authorization in the U.K. (March 2025) and EU (May 2025). [Multiple clinical study sites are activated, and the study is on track to dose the first patient in the third quarter of 2025. The Company expects to report data from Cohort 1 (5 mg/kg) in mid-2026, with data from Cohort 2 and Cohort 3 (up to 15 mg/kg) to follow.
•ENTR-601-50 and ENTR-601-51: The Company expects to submit global regulatory applications for ENTR-601-50 in the fourth quarter of 2025 and for ENTR-601-51 in 2026.
•VX-670: Vertex continues to enroll and dose the MAD portion of the global Phase 1/2 clinical trial of VX-670 in people living with myotonic dystrophy type 1 (DM1), which will assess both safety and efficacy. Vertex is on track to complete enrollment and dosing in the trial in the first half of 2026.

Preclinical Pipeline: The Company has generated positive preclinical data from programs outside of its neuromuscular franchise, which include new moieties.

•Advanced two inherited retinal disease programs into lead optimization with the first clinical candidate nomination expected by year end 2025.
•Significant progress in additional neuromuscular and metabolic disease programs.

Organizational Evolution: To support its accelerated clinical growth and other strategic priorities, the Company has enhanced the organization as follows:

•Appointed Navid Khan, PhD, to the newly created role of Senior Vice President of Medical Affairs in August 2025. Dr. Khan has extensive expertise in directing medical affairs for pre-commercial and commercial therapies for neuromuscular disorders, including DMD.
•Expanded its Clinical Development leadership with the appointment of Kiran Patki, MD, MSc, FFPM, as Senior Vice President of Clinical Development in July 2025. Dr. Patki brings deep expertise in rare diseases including early- and late-stage clinical development, and has a proven track record of securing product regulatory approvals.
•Appointed Maha Radhakrishnan, MD, to the Company’s Board of Directors in June 2025. Dr. Radhakrishnan brings extensive experience in global drug development and commercialization, having served in executive medical roles at numerous global biopharmaceutical companies.

Second Quarter 2025 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $354.0 million as of June 30, 2025, compared to $420.0 million as of December 31, 2024. The decrease was primarily driven by cash used to fund operations. Based on current operating plans, the Company believes that its cash, cash equivalents and marketable securities as of June 30, 2025 will be sufficient to fund its operations into the second quarter of 2027.

Collaboration Revenue: Collaboration revenue was $2.0 million for the second quarter of 2025, compared to $94.7 million for the same period in 2024. This decrease is primarily attributable to the substantial completion of the collaboration research plan activities associated with VX-670.

Research & Development (R&D) Expenses: R&D expenses were $37.9 million for the second quarter of 2025, compared to $32.0 million for the same period in 2024. The increase was primarily driven by additional costs incurred related to the Company’s DMD programs, as well as higher personnel costs (including non-cash, stock-based compensation).

General & Administrative (G&A) Expenses: G&A expenses were $10.9 million for the second quarter of 2025, compared to $9.2 million for the same period in 2024. The increase was primarily due to higher personnel costs (including non-cash, stock-based compensation).

Net Income (loss): Net loss was $(43.1) million for the second quarter of 2025, compared to net income of $55.0 million for the same period in 2024.

About Entrada Therapeutics

Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines that engage intracellular targets that have long been considered inaccessible. The Company’s Endosomal Escape Vehicle (EEV™)-therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through this proprietary, versatile and modular approach, Entrada is advancing a robust development portfolio of RNA- and protein-based programs for the potential treatment of neuromuscular and ocular diseases, among others. The Company’s lead oligonucleotide programs are in development for the potential treatment of people living with Duchenne who are exon 44, 45, 50 and 51 skipping amenable. Entrada has partnered to develop a clinical-stage program, VX-670, for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements
This press release contains express and implied forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, the validation and differentiation of Entrada’s approach and EEV platform and its ability to provide a potential treatment for patients, expectations regarding Entrada’s Phase 1/2 MAD clinical study of ENTR-601-44 in the U.K. and EU, including the release of data from the ELEVATE-44-201 study from the first patient cohort in the first half of 2026, expectations regarding Entrada’s planned Phase 1/2 MAD clinical study of ENTR-601-45 in the U.K. and EU, including its initiation in the U.K. and EU and dosing of the first patient in the third quarter of 2025 and the release of data from the first patient cohort in mid-2026, the ability to recruit for and complete the ELEVATE-44-102 study in the U.S., including its initiation in the U.S. in the first half of 2026, the ability to recruit for and complete global Phase 2 clinical studies for ENTR-601-44, ENTR-601-45 and ENTR-601-50, expectations regarding the timing of global regulatory filings for the planned Phase 2 clinical studies for ENTR-601-50 in the fourth quarter of 2025 and for ENTR-601-51 in 2026, expectations regarding the timing of candidate nomination for a retinal disease program in 2025, the potential therapeutic benefits of Entrada’s EEV product candidates and the ability to advance therapeutic candidates in indications beyond neuromuscular disease, including the potential for ENTR-601-44 to be a safe and transformative treatment option, the continued development and advancement of ENTR-601-44, ENTR-601-45, ENTR-601-50, and ENTR-601-51 for the potential treatment of DMD and the partnered product candidate VX-670 for the potential treatment of DM1, expectations regarding the anticipated contributions from recent key hires to the Company’s operations and progress, expectations regarding the progress and success of Entrada’s collaboration with Vertex, the ability to continue to expand and develop additional therapeutic programs, including further exon skipping programs, and the sufficiency of its cash resources into the second quarter of 2027, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical studies; uncertainties as to the availability and timing of results from preclinical and clinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance and initiate clinical studies; whether results from preclinical studies or clinical studies will be predictive of the results of later preclinical studies and clinical studies; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration revenue	$1,950	$94,694	$22,508	$153,814
Operating expenses:
Research and development	37,877	32,035	69,951	60,643
General and administrative	10,922	9,236	21,196	18,635
Total operating expenses	48,799	41,271	91,147	79,278
(Loss) income from operations	(46,849)	53,423	(68,639)	74,536
Other income:
Interest and other income	3,924	4,366	8,365	8,580
Total other income	3,924	4,366	8,365	8,580
(Loss) income before provision for income taxes	(42,925)	57,789	(60,274)	83,116
Provision for income taxes	178	2,758	178	4,589
Net (loss) income	$(43,103)	$55,031	$(60,452)	$78,527
Net (loss) income per share, basic	$(1.04)	$1.61	$(1.47)	$2.32
Net (loss) income per share, diluted	$(1.04)	$1.55	$(1.47)	$2.23
Weighted‑average common shares outstanding, basic	41,338,752	34,180,549	41,206,974	33,838,811
Weighted‑average common shares outstanding, diluted	41,338,752	35,507,029	41,206,974	35,148,221

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheet Data (Unaudited)
(In thousands)

	June 30,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$354,012	$419,998
Total assets	$448,783	$526,321
Total liabilities	$69,278	$97,643
Total stockholders’ equity	$379,505	$428,678

Investor Contact
Karla MacDonald
Chief Corporate Affairs Officer
kmacdonald@entradatx.com

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Head of Patient Advocacy
patientadvocacy@entradatx.com

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